Exhibit 10.2
Form of 2009 Long-Term Incentive Award Plan of
Walter Investment Management Corp.
Restricted Stock Unit Award Agreement
Charles Cauthen

2009 Long-Term Incentive Award Plan of
Walter Investment Management Corp.
Restricted Stock Unit Award Agreement
Charles Cauthen
     You have been selected to receive a grant of Restricted Stock Units (“RSUs”) pursuant to the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp. (the “Plan”); the terms and conditions set forth in the Participant’s Employment Agreement dated December 23, 2008 (the “Employment Agreement”); the Second Amended and Restated Agreement and Plan of Merger dated as of February 6, 2009 among Walter Industries, Inc., JWH Holding Company, LLC, Walter Investment Management LLC, and Hanover Capital Mortgage Holdings, Inc. and amended as of February 17, 2009 (the “Merger Agreement”); and the terms and conditions specified below:

Participant:

Date of Grant:

Number of RSUs Granted:

Settlement Date:
THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of RSUs by Walter Investment Management Corp., a Maryland corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.
The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1.	Vesting. Upon the Date of Grant, the Participant’s right to receive payout of the RSUs will be fully vested and not subject to forfeiture.

2.	Timing of Payout. Payout of all RSUs shall occur as soon as administratively feasible after the earlier of the Settlement Date, the Participant’s death, separation from service (as defined under Section 409A of the Internal Revenue Code), or a Change in Control (as defined in Section 5 of this Agreement) unless the Participant irrevocably elects to subsequently defer the payout of RSUs (“Subsequent Deferral Election”). The Participant may irrevocably elect to defer the receipt of RSUs provided:
(a)	the Subsequent Deferral Election will not take effect until at least 12 months after the date on which it is made;

(b)	the Subsequent Deferral Election must be to defer receipt of the stock for at least 5 years from the date the Participant would otherwise receive the stock had the Participant not made the Subsequent Deferral Election, and

(c)	the Subsequent Deferral Election must be made not less than 12 months before the Participant would otherwise receive the stock had the Participant not made the Subsequent Deferral Election.
3.	Form of Payout. Vested RSUs will be paid out solely in the form of shares of stock of the Company.

4.	Voting Rights and Dividends Equivalent. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. However, the Company will pay Dividend Equivalents on the RSUs, in the form of cash at such time as dividends are paid on the Company’s outstanding shares of Common Stock.

5.	Change in Control. For purposes of this Agreement, a Change of Control shall be defined as a change the ownership of the corporation, a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation within the meaning of Treas. Reg. 1.409A-3(i)(5).

6.	Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan.

7.	Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

8.	Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time.

10.	Miscellaneous.
(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy the minimum statutory required withholding for federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Maryland.

(h)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(i)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Walter Investment Management Corp.

By:

ATTEST:

Participant

Participant’s name and address:

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